Exhibit 10.46

AMENDMENT TO CONFIDENTIAL LICENSE AGREEMENT
FOR NINTENDO DS AND NINTENDO DSi
(Western Hemisphere)

This amendment (the "Amendment"), effective as of the date of last signature below (the "Amendment Effective Date"), amends that certain Confidential License Agreement for Nintendo DS, between Nintendo of America Inc. ("NOA") and THQ Inc. ("Licensee")(including all subsequent amendments thereto, as applicable, collectively, the "Agreement").

WHEREAS, the parties entered into the Agreement;

WHEREAS, Licensee has acknowledged that, for purposes of the Agreement, the term "Nintendo DS" includes Nintendo DSi, and that the Agreement applies to Nintendo DSi; and

WHEREAS, the parties desire to amend the Agreement to add "Nintendo 3DS", as set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.All terms not defined in this Amendment shall have the meanings set forth in the Agreement.

2.Section 1.1 is deleted in its entirety and replaced with the following:

1.1.     NOA markets and sells advanced design, high-quality video game systems, including the Nintendo DS, Nintendo DSi, Nintendo DSi XL and Nintendo 3DS systems (the Nintendo DS, Nintendo DSi, Nintendo DSi XL, and Nintendo 3DS systems are collectively referred to herein as "Nintendo DS").

3.	All terms and conditions of the Agreement and this Amendment shall apply to Nintendo 3DS.

4.	The definition of "Artwork" set forth in Section 2.1 is deleted in its entirety and replaced with the following:

2.1    "Artwork" means the design specifications, in the format specified by NOA in the Guidelines, for the (1) Game Card label, (2) Printed Materials, and (3) all other materials, in digital form or otherwise, that utilize the Intellectual Property Rights in connection with the Licensed Products, including but not limited to Game manuals or other items pertaining to the Game made available via the Internet.

5.	The definition of "Guidelines" set forth in Section 2.8 of the Agreement is deleted in its entirety and replaced with the following:

2.8      "Guidelines" means the current version, or any future version of the "Nintendo DS Programming Guidelines", "Nintendo Trademark Guidelines", "Nintendo DS Packaging Guidelines", "Nintendo DS Development Manual", "Nintendo Marketing Guidelines", "Nintendo Wi-Fi Connection Guidelines", and all other Nintendo DS guidelines provided by NOA from time to time pertaining to Licensee's development, manufacture, sale, advertising, promotion, or other activity under this Agreement.

6.    The following definitions are added to those set forth in Section 2, "Definitions":

"DSi Shop" (or such other name as may be designated by NOA from time to time) means the service provided by the Nintendo Entities that is associated with the Nintendo DS whereby customers, through an Internet connection, can download content, through the redemption of points, activation codes, tickets, cash/credit purchases, or other methods.

“Network Service” means the DSi Shop, other channels, and any other services or materials delivered by the Nintendo Entities to a Nintendo DS over the Internet or by any electronic means, now known or hereafter devised, for purposes of, among other things, (i) distributing content to a Nintendo DS,

(ii) linking a Nintendo DS to an Internet site or Nintendo's Wi-Fi Connection service, and (iii) allowing a Nintendo DS to play games wirelessly, and send and receive content.

“Nintendo Entities” means NOA, Nintendo Co., Ltd., and their respective subsidiaries and affiliates.

“Project Review Sheet” means the form completed and submitted by Licensee for each proposed Game no later than six (6) months prior to Licensee's submission of the Game to NOA as set forth in Section 4 of the Agreement, which form, among other things, provides a summary of the Game's concept, features and game-play mechanics.

"System Updates" means upgrades, bug fixes, or additional features that modify the operating system of the Nintendo DS and/or are designed to optimize, enhance, or otherwise modify the operation or performance of the Network Service or the Nintendo DS.

7.    The following is added to Section 3.3, "Licensee Restrictions and Prohibitions":

(j) authorize or permit any online activities involving a Game, including without limitation, multiplayer, peer-to-peer or online play, except as expressly permitted in writing by NOA.

8.    The following are added to Section 3, "Grant of License; Licensee Restrictions":

3.6    Games Developed for Linked Play on Two Systems. In the event the Guidelines permit Licensee to develop a Game for simultaneous or linked play on Nintendo DS to another Nintendo DS, on Nintendo DS to another video game system, Licensee shall be required to acquire and maintain with NOA such additional licenses as are necessary for the use of the Proprietary Rights associated with such other Nintendo video game system.

3.7     In Game Advertising. Licensee shall not include advertising or product placements for products or services, whether in the Game, as separate content on a Game Card (e.g., a trailer) or in the Printed Materials without NOA's prior written consent.

3.8    Use of Mii Characters. Licensee shall not develop any Game that permits Nintendo's Mii characters (or any other Nintendo characters) to appear in the Game without NOA's prior written consent.

3.9    Sending Data to Consumers. Licensee shall not, without the prior written consent of NOA, send any data, content, messages, advertising, or other communications of any kind to any consumer's Nintendo DS through the Network Service or otherwise.

3.10    Downloadable Content. If Licensee desires to develop Games, or updates/additions of any kind for any Licensed Product, to be downloaded to consumers through the Network Service or otherwise, the terms and conditions of such development shall be separately agreed in writing between the parties. Licensee acknowledges that the rights granted herein do not include the right to use the Intellectual Property Rights to develop downloadable content.

3.11    Domain Name Registration. Licensee shall not register or apply to register any trademarks or domain names in connection with the Game or the Licensed Products that are confusingly similar to domain names, trademarks, or other intellectual property rights comprising the Intellectual Property Rights, or any other Nintendo Proprietary Rights, or challenge any trademark or domain name applications or registrations of Nintendo.

3.12    "AR" Cards. To the extent that Licensee desires to produce collectible or otherwise separately sold “augmented reality” (AR) cards for use with the Nintendo 3DS that utilize Intellectual Property Rights, or any other Nintendo intellectual property, the terms and conditions of such AR card production and use shall (a) be separately agreed in writing between the parties, and (b) be subject to any AR Guidelines provided by Nintendo. Licensee acknowledges and agrees that all AR cards produced for use with the Nintendo 3DS must be directly related to a Game.

9.    Section 4.1 "Development and Sale of Games" is deleted in its entirety and replaced with the following:

4.1    Development and Sale of Games. Licensee may develop Games, or have Games developed (subject to Section 4.2 below) and have manufactured, advertise, market and sell Licensed Products for play on the Nintendo DS system only in accordance with terms and conditions of this Agreement, including without limitation all Guidelines.

10.    The following are added to Section 4, "Submission of Game and Artwork for Approval":

4.7    Feedback. In the event that NOA provides Licensee with feedback regarding Licensee's proposed Game in connection with the Project Review Sheet, or otherwise, such feedback is provided "AS IS" AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER. Any use of such feedback by Licensee will not diminish or otherwise affect Licensee's warranties, representations, or indemnification obligations described in the Agreement, or create any liability of NOA to Licensee or third parties.

4.8 Parallel Development. Licensee acknowledges that the Nintendo Entities may already be independently aware of, considering, developing or publishing content similar or identical to the proposed Game identified in the Project Review Sheet. Licensee acknowledges and agrees that this Agreement shall in no way impair the right of the Nintendo Entities to develop, make use of, procure, market, sell or distribute such content and the Nintendo Entities shall in no way be liable to Licensee in respect of any such independent and parallel awareness, consideration, development or distribution.

4.9    Updated Guidelines. Licensee acknowledges and agrees that, as of the Amendment Effective Date, NOA has updated the Guidelines. Such update includes, without limitation, (a) inclusion of the Project Review Sheet and its corresponding processes, (b) the Nintendo Entities' use of "banners" or "icons" provided by Licensee together with a Game ("Icons") in connection with, among other things, Nintendo 3DS functionality and packaging, (c) a restriction on the development of Games incorporating the 3D feature which target children six (6) years of age and younger, and (d) restrictions on user-generated content. Licensee is solely responsible for familiarizing itself with the Guidelines and all updates thereto. Licensee acknowledges and agrees that NOA's provision of the Guidelines will not in any way impact Licensee's obligation to comply with the terms and conditions of the Agreement. In addition, NOA's provision of the Guidelines shall not create any obligation or liability on the part of the Nintendo Entities to provide any notice to Licensee, or to gain consent of Licensee, regarding a Guideline or any update thereto.

11.    Section 5.3, "Payment" is deleted in its entirety and replaced with the following:

5.3 Payment. Upon placement of an order with NOA, Licensee shall pay the full purchase price either (a) by tender of a standby letter of credit in favor of NOA (or its designee) and payable at sight, issued by a bank acceptable to NOA and confirmed, if requested by NOA, at Licensee's expense, or (b) in cash, by wire transfer to an account designated by NOA. All letters of credit shall comply with NOA's written instructions and all associated banking charges shall be for Licensee's account.

12.    Section 6.3, "Security Features" is deleted in its entirety and replaced with the following:

6.3 Security Technology / System Updates. In its sole discretion, and without Notice to Licensee, the Nintendo Entities may add Security Technology, System Updates, and trademark, copyright or customer notifications to the Game, Game Cards, and Printed Materials; provided, however, any such addition by the Nintendo Entities will not serve to release Licensee from any indemnification or other obligations under the Agreement or under applicable laws, rules or regulations.

13.    Section 6.7, "Sample Printed Materials and Bulk Goods" is deleted in its entirety and replaced with the following:

6.7    Sample Printed Materials and Bulk Goods. Within two (2) weeks after Licensee's assembly of the initial order for a Bulk Goods title, Licensee shall provide NOA with twenty-four (24) samples of the fully assembled, shrink-wrapped Licensed Product.

14.    The following is added to Section 6, "Manufacture of Licensed Product":

6.10    In the event that Nintendo makes available a parental consent mechanism through the Nintendo DS, Licensee will comply with any Guidelines related thereto. Any parental consent mechanism that Nintendo may make available is provided "AS IS" AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER. Any use of such parental consent mechanism by Licensee will not diminish or otherwise affect Licensee's warranties, representations, or indemnification obligations described in the Agreement, or create any liability of Nintendo to Licensee or third parties. Licensee acknowledges and agrees that it remains responsible for complying with all applicable laws and regulations, including, without limitation, those related to parental consent or privacy.

15.    Section 7.7, "NOA Promotional Materials, Publications and Events" is deleted in its entirety and replaced with the following:

7.7     NOA Promotional Materials, Publications and Events. At its option and expense, NOA may (a) utilize screen shots, Artwork and information regarding the Licensed Products in Nintendo Power, official Nintendo sponsored web sites or other advertising, promotional or marketing media, which promote Nintendo products, services or programs, and (b) exercise public performance rights in the Games and use related trademarks and Artwork in connection with Nintendo sponsored contests, tours, conventions, trade shows, press briefings and similar events which promote Nintendo DS, subject to the prior written approval of Licensee.

16.    The following is added to Section 7, "Marketing and Advertising":

7.9    Banners/Icons. Licensee acknowledges and agrees that (1) all Icons (as defined in Section 4.9) shall be intellectual property owned by, or licensed to, Licensee, that is subject to all terms and conditions of the Agreement, including without limitation Licensee's representations, warranties, and indemnification obligations, and (2) the Nintendo Entities shall have the non-exclusive, perpetual, world-wide, royalty-free, non-revocable right and license to utilize the Icons (a) within advertising, promotional, and marketing media and materials, including without limitation on websites operated by or on behalf of the Nintendo Entities, on the Network Service, and in other online, media or print marketing channels (b) within the functionality of the Nintendo DS and the Network Service, and (c) for the purposes set forth in the Guidelines.

17.    The following is added to Section 9.1, "Licensee's Representations and Warranties":

(d) all Games will fully comply with all applicable laws and regulations, including, without limitation, the Children's Online Privacy Protection Act;

(e) no Game will contain any third party Copyleft Software (where “Copyleft Software" means software made generally available under licenses generally known as “free software” or "copyleft" licenses, including without limitation the GNU General Public License, GNU Lesser General Public License, Common Public License, Eclipse Public License, Mozilla Public License, or Common Development and Distribution License, Creative Commons share-alike licenses, or substantially similar licenses) that would require the Game or the Intellectual Property Rights, or any portion or derivative work thereof, to be disclosed or distributed in source code form, to be licensed for the purpose of making derivative works, or to be redistributed free of charge, under the terms of said license.

18.    Section 9.4 "General Disclaimer" is deleted its entirety and replaced with the following:

NOA DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, THE SECURITY TECHNOLOGY AND THE SYSTEM UPDATES. LICENSEE PURCHASES AND ACCEPTS ALL LICENSED PRODUCTS ON AN "AS IS" AND "WHERE IS" BASIS. NOA DISCLAIMS ALL WARRANTIES UNDER THE APPLICABLE LAWS OF ANY COUNTRY, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A GENERAL OR PARTICULAR PURPOSE.

19.     Except as modified by this Amendment, all terms and conditions of the Agreement shall continue in full force and effect. This Amendment may be signed in counterparts, which together shall constitute one original Amendment. Signatures provided by facsimile or .pdf shall be the equivalent of originals.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

NINTENDO OF AMERICA INC.:		THQ INC.:
/s/ James R. Cannataro		/s/ Ian Curran
By:	James R. Cannataro	By:	Ian Curran
Its:	EVP, Administration	Its:	EVP, Global Publishing
Date:	3/29/2011	Date:	3/15/2011